EXHIBIT 99.2

FirstCash Announces Successful Completion of Merger of Equals
Combining First Cash Financial Services, Inc. and Cash America International, Inc.
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ARLINGTON, Texas (September 2, 2016) -- FirstCash, Inc. (the “Company” or “FirstCash”) (NYSE: FCFS) today announced the successful completion of the merger of equals between First Cash Financial Services, Inc. (“First Cash”) and Cash America International, Inc. (“Cash America”). The closing of the all-stock transaction was effective on September 1, 2016. Shares of First Cash and Cash America ceased trading at the close of the NASDAQ Global Select Market and the New York Stock Exchange (the “NYSE”), respectively, on September 1, 2016. Beginning today, the shares of FirstCash will trade on the NYSE under the stock symbol “FCFS.”

Rick Wessel, CEO and Vice Chairman of FirstCash, commented, “The transaction creates the largest combined retail pawn store operator in Latin America and the United States, with over 2,000 locations across four countries. The merged company provides significant scale and a unified platform for leadership in the pawn industry while keeping the strong local presence and established brands from both companies.

The complementary nature of the merger presents substantial opportunities for cost synergies and operating efficiencies. These savings, coupled with the strong existing cash flows from the core pawn operations of both companies, are expected to result in an increased ability to pursue long-term international expansion plans and drive additional shareholder returns through dividends and stock repurchases.”

Pawn operations will continue to be the primary focus of the combined company, with 94% of the combined company’s expected revenue mix coming from pawn-related merchandise sales and pawn service fees.

Management and Governance

FirstCash will be led by a proven leadership team that reflects the strengths and capabilities of both companies. Mr. Wessel will serve as Vice Chairman and Chief Executive Officer and has over 24 years of leadership experience with First Cash, including the last nine years as CEO. Mr. Brent Stuart, the President and CEO of Cash America before the merger, has over 25 years of experience in the specialty finance industry and will now serve as President and Chief Operating Officer of FirstCash. Mr. R. Douglas Orr will continue in the role of Executive Vice President and Chief Financial Officer, the position he has held at First Cash for the past 14 years. Mr. Dan Feehan, former Chairman of Cash America, will serve as Non-Executive Chairman of the board of directors of the Company (the “Board”).

Dividend

As previously announced, the Board has approved a plan to increase the annual dividend to $0.76 per share, or $0.19 per share quarterly, beginning in the fourth quarter of 2016, subject to official declaration by the Board.

Consolidated Operations Reporting

The consolidated balance sheet and operating results of FirstCash will reflect the combined results of First Cash and Cash America effective at the close of business on September 1, 2016. The Company expects to initiate earnings guidance for the combined company for the remainder of 2016 in its third quarter earnings announcement which is expected on or about October 27, 2016.

Transaction Advisors

Credit Suisse served as the lead financial advisor to First Cash. Comstock Capital & Advisory Group, LLC and Pi Capital International LLC also served as financial advisors to First Cash. Alston & Bird, LLP served as legal counsel to First Cash. Jefferies LLC served as exclusive financial advisor to Cash America, and Hunton & Williams LLP served as legal counsel to Cash America.

About FirstCash

With over 2,000 retail and consumer lending locations in the U.S., Mexico, Guatemala and El Salvador, FirstCash is a leading international operator of pawn stores. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 94% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell
2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-looking Statements

This release contains forward-looking statements about the Company and its previously announced all-stock merger of equals transaction with Cash America. Although the Company believes the expectations reflected in its forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements made in this release. These and other risks and uncertainties are described in the Company’s 2015 annual report on Form 10-K and other reports filed with the Securities and Exchange Commission, including the risk factors related to the merger of equals transaction with Cash America described in the Company’s Form S-4 Registration Statement that has been filed with the SEC and was declared effective by the SEC on July 29, 2016, which includes the joint proxy statement for First Cash and Cash America. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

For further information, please contact:

Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com

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